Exhibit 99.2

DISCLOSURES AND DISCLAIMERS REGARDING THE MONTHLY OPERATING REPORT OF
MERUELO MADDUX PROPERTIES, INC. AND ITS AFFILIATED DEBTORS

The Monthly Operating Report filed by Meruelo Maddux Properties, Inc. (the “Company”) and its affiliated debtors in these jointly administered Chapter 11 cases (collectively, the “Debtors”) is limited in scope, covers a limited time period and has been prepared by management of the Debtors solely for the purpose of complying with reporting requirements of the Office of the United States Trustee in the Central District of California, San Fernando Valley Division, and the Bankruptcy Code. The financial information contained in the Monthly Operating Report is unaudited and does not purport to show the financial statements of any of the Debtors in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and, therefore, may exclude items required by GAAP, such as certain reclassifications, eliminations, accruals and disclosure items. The Company cautions readers not to place undue reliance on the Monthly Operating Report. The Monthly Operating Report may be subject to revision. The Monthly Operating Report is in a format required by the Office of the United States Trustee in the Central District of California, San Fernando Valley Division, and the Bankruptcy Code and should not be used for investment purposes. The information in the Monthly Operating Report should not be viewed as indicative of future results.

While the Debtors’ management has exercised its best efforts to ensure that the Monthly Operating Report is accurate and complete by legal entity based on information that was available at the time of preparation, inadvertent errors or omissions may exist. The Debtors reserve the right to amend the Monthly Operating Report from time to time as may be necessary or appropriate.

I.	Consolidated Income Statement

a.	Reporting Date. The statement of operations information cover the period of September 1, 2009 through September 30, 2009 and is clearly identified as such.

b.
Change in Accounting Practice.  Effective January 1, 2009, all development activities were suspended at the Company’s development projects with the exception of 705 W. Ninth Street, which is part of a non-filing entity.  As such, all costs related to the development projects are now being expensed, rather than capitalized.

c.
Allocation of Corporate Overhead.  The Debtor records significant corporate overhead costs on the books and records of the operating partnership, MerueloMaddux Properties, L.P.  For purposes of the individual legal debtor entity income statements attached hereto, these corporate overhead costs have been allocated to all operating and development legal entities (as defined in the Company’s Form 10-K for the year ended December 31, 2008) based on the fair market value of total assets as of March 31, 2009 of each of the legal entities.  It is assumed that operating legal Debtor entities with assets require a higher level of corporate support than development legal Debtor entities, and those operating legal debtors Debtors with larger asset bases and more operating activity absorb a larger portion of the corporate overhead expenses.  The allocation of corporate overhead is not necessary for consolidated reporting with the U.S. Securities and Exchange Commission (the “SEC”), but has been included in the income statements for individual Debtor entities.

II.	Consolidated Balance Sheet

a.	Reporting Date. All asset and liability information is reported as of September 30, 2009 and is clearly identified as such.

b.
Basis of Presentation.  For financial reporting purposes, the Debtors, along with certain of their subsidiaries that have not filed Chapter 11 petitions under the Bankruptcy Code, prepare consolidated financial statements that are filed with the SEC and audited on an annual basis.  Unlike the audited consolidated statements, the Consolidated Balance Sheet attached herein reflect only the assets and liabilities of each Debtor and may not include certain eliminations or intercompany balances for consolidating purposes.  Accordingly, combining the assets and liabilities set forth in the Consolidated Balance Sheet would result in amounts that could be different from financial information presented on a consolidated basis in accordance with GAAP.  Therefore, the Consolidated Balance Sheet does not purport to represent financial statements prepared in accordance with GAAP nor is it intended to fully reconcile with the financial statements filed by the Debtors with the SEC.  Inconsistencies should be interpreted and resolved in favor of financial statements filed by the Debtors with the SEC and not on the Monthly Operating Report.

III.	Impairment Analysis

a.
As required for its March 31, 2009 and June 30, 2009 SEC reporting, the Debtors recorded the impact of impairments. These impairment adjustments have  been included in the Consolidated Balance Sheet and the individual Debtor balance sheets. We have not recorded these impairments in  the Consolidated Income Statement or individual Debtor income statements on the Monthly Operating Report.

IV.	Default Rate Interest

a.
The filing of the Chapter 11 petitions may have given rise to claims by lenders of defaults under our debt instruments and agreements. As a result, our debt obligations may have become immediately payable. In our Monthly Operating Report, we are accruing interest at the regular rate or the rate without considering the impact of a default. In our financial statements filed with the SEC, we are accruing interest at the default interest rate from the bankruptcy filing date.